July 29, 2013

Board of Directors

CAM Group, Inc.

Jixing Building, 151 Shengli Avenue North

Shijiazhuang, Hebei Province

P.R. China

Re: Resignation as President, director and Secretary

Dear Board of Directors:

Please be advised that I, Weiheng Cai, do hereby resign from the position President, director and Secretary of CAM Group, Inc. (f/k/a RT Technologies, Inc.) (the "Company"). This is a decision I have to take due to the business development in Southeast Asia region and China recently that will require me all time and effort. This resignation is effective immediately.

I am resigning in order to allow for the appointment of Ms. Ka Kit who is competence to the position of President and Secretary and not due to any disagreement on any matter relating to the operations, policies, or practices of the Company.

Very truly yours,

_____________________

Weiheng Cai